Exhibit 4 to Schedule 13D/A

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is dated as of November 1, 2013, by and among David Nemelka, an individual (“Mr. Nemelka”), Tradeco Corp., a Utah corporation which is controlled by Mr. Nemelka (“Tradeco”), the Roth 401(k) Plan of McKinley Capital, Inc., a Utah corporation, which is controlled by Mr. Nemelka (“McKinley”, and together with Mr. Nemelka and Tradeco, the “Nemelka Entities”), Finn Helmer (“Mr. Helmer”), an individual and the current Chief Executive Officer of LiqTech International, Inc., a Nevada corporation (the “Company”) and the Company.  Mr. Helmer, the Nemelka Entities and the Company are hereinafter referred to as the “Parties” and each, a “Party”.

WITNESSETH:

WHEREAS, Mr. Nemelka currently directly owns (a) 1,582,617 shares of the common stock of the Company (“Common Stock”), (b) Warrants to purchase 293,000 shares of Common Stock at $1.50 per share and (c) Warrants to purchase 479,500 shares of Common Stock at $2.70 per share (the shares of Common Stock directly owned by Mr. Nemelka and which underlie the Warrants held by Mr. Nemelka are collectively referred to as the “Nemelka Shares”); and

WHEREAS, Mr. Nemelka may be deemed to be the beneficial owner of 30,000 shares of Common Stock owned directly by Tradeco (the “Tradeco Shares”) due to his status as the sole officer, director and stockholder of Tradeco; and

WHEREAS, Mr. Nemelka may be deemed to be the beneficial owner of 10,600 shares of Common Stock owned directly by McKinley (the “McKinley Shares”) due to his status as the sole officer, director and stockholder of McKinley and the trustee of its 401(k) Plan (the McKinley Shares together with the Nemelka Shares and the Tradeco Shares and any other Company shares which the Nemelka Entities may beneficially own after the date hereof from time to time, are referred to herein as the “Shares”); and

WHEREAS, the Parties have agreed to enter into this Agreement whereby the Nemelka Entities shall grant to Mr. Helmer, or to any substitute designee appointed by the Company in the Company’s sole discretion, other than Mr. Nemelka or any family member of Mr. Nemelka, voting rights with respect to the Shares on the terms and conditions set forth herein below.

NOW, THEREFORE, for good and valuable consideration, the adequacy and receipt of which is hereby acknowledged by the Parties, the Parties agree as follows:

Section 1.

Voting Agreement.

1.1

During the Term (as defined in Section 2 hereof) of this Agreement, each of Mr. Nemelka, Tradeco and McKinley hereby appoints Mr. Helmer, or any substitute designee appointed by the Company in the Company’s sole discretion other than Mr. Nemelka or any family member of Mr. Nemelka (a “Qualified Designee”), as each of Mr. Nemelka, Tradeco and McKinley’s respective proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent from time to time with respect to that number of Shares beneficially owned by each of Mr. Nemelka, Tradeco and McKinley as of the record date set by the Board of Directors of the Company in connection with such vote or act (collectively, the “Voting Shares”).

1.2

Mr. Helmer or any Qualified Designee shall vote, in accordance with Section 1.1 hereinabove, the Voting Shares in strict proportion (for, against, withheld, and/or abstain) to the votes collectively cast by all of the other voting stockholders who are present and voting. These voting provisions apply to all matters brought before the Company’s voting stockholders.

1.3

The Company shall promptly cause a copy of this Agreement to be deposited with the Company at its principal place of business and with the Company’s transfer agent  The Parties shall take such further action or execute such other instruments as may be necessary at any time during the Term (as defined below) to effectuate the intent of this proxy.

Section 2.

Term.  The term of this Agreement shall commence on date hereof and shall continue for so long as the Nemelka Entities beneficially own any Shares (the “Term”).

Section 3.

Irrevocable Proxy.  By entering into this Agreement, each of Mr. Nemelka, Tradeco and McKinley hereby grants an irrevocable proxy appointing Mr. Helmer, or any Qualified Designee, as his or its attorney-in-fact and proxy, with full power of substitution, for and in Mr. Helmer’s or any Qualified Designee’s name to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1 above as Mr. Helmer or any Qualified Designee shall, in Mr. Helmer’s or any Qualified Designee’s sole discretion, deem proper with respect to the Voting Shares.  The irrevocable proxies granted hereunder shall automatically terminate with respect to any Shares, including the Voting Shares, that are sold or transferred to any person other than the Nemelka Entities or a family member of Mr. Nemelka.

Section 4.

Covenants.  Each of Mr. Nemelka, Tradeco and McKinley covenants that during the Term, he or it shall not enter into any other voting or other agreement or grant any proxy or power of attorney regarding the Voting Shares which is inconsistent with the provisions of this Agreement. Notwithstanding the foregoing, for the avoidance of any doubt, Mr. Nemelka shall be entitled to exercise the Warrants and each of Mr. Nemelka, Tradeco and McKinley shall be permitted to sell and/or pledge as collateral all or a portion of the Shares, including the Voting Shares, at any time during the term of this Agreement.

Section 5.

Representations and Warranties of the Nemelka Entities.

Each of Mr. Nemelka, Tradeco and McKinley hereby represents and warrants to Mr. Helmer and the Company that:

5.1

Due Authorization.  He or it has the requisite capacity, power and authority to enter into this Agreement and to perform his or its obligations contemplated by this Agreement.  The execution and delivery of this Agreement by him or it and the consummation by him or it of the transactions contemplated by this Agreement have been duly authorized by all necessary action.  This Agreement has been duly executed and delivered by him or it and constitutes a valid and binding obligation of him or it, enforceable against him or it in accordance with its terms.

5.2

Ownership of Shares.  Mr. Nemelka, Tradeco and McKinley are the beneficial owners of the Nemelka Shares, the Tradeco Shares and the McKinley Shares, respectively, and each has the power to direct the voting of their respective Shares including, but not limited to, their respective Voting Shares, free and clear of any limitation or restriction on the right to vote their respective Shares, including, but not limited to, the Voting Shares.  None of the Voting Shares are subject to any voting trust or other agreement or arrangement with respect to the voting of such Voting Shares except such rights as may accrue to the holder of a security interest in such Voting Shares upon a default by one or more of the Nemelka Entities under the loan or loans giving rise to such security interest.  As of the date hereof, the Nemelka Shares, the Tradeco Shares and the McKinley Shares are the only shares beneficially owned by Mr. Nemelka, Tradeco and McKinley in the Company, respectively and the Nemelka Entities hold no additional options to purchase or rights to subscribe for or otherwise acquire any securities of the Company and have no other interest in or voting rights with respect to any securities of Company.

Section 6.

Representations and Warranties of Mr. Helmer and the Company.

6.1

Due Authorization of Mr. Helmer.  Mr. Helmer has the requisite capacity, power and authority to enter into this Agreement and to perform his obligations contemplated by this Agreement.  The execution and delivery of this Agreement by him and the consummation by him of the transactions contemplated by this Agreement have been duly authorized by all necessary action.  This Agreement has been duly executed and delivered by him and constitutes a valid and binding obligation of him, enforceable against him in accordance with its terms.

6.2

Corporate Authorization of the Company.  The execution, delivery and performance by the Company of this Agreement are within the corporate powers of the Company and have been duly authorized by all necessary corporate action.  This Agreement constitutes a valid and binding agreement of the Company.

Section 7.

Miscellaneous.

7.1

Further Assurances.  The Parties will each use its best efforts to execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

7.2

Amendments.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party or in the case of a waiver, by the Party against whom the waiver is to be effective.

7.3

Survival; Termination.  All representations, warranties, covenants and agreements made by the Parties hereto shall survive during the Term, after which this Agreement shall be of no further force or effect, except that each Party shall remain liable with respect to breaches of this Agreement occurring during the Term.

7.4

Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that Mr. Nemelka, Tradeco, McKinley and Mr. Helmer may not assign, delegate or otherwise transfer any of their rights or obligations under this Agreement without the prior written consent of the Company.

7.5

Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Nevada, applicable to contracts entered into and fully performable within such State.

7.6

Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received counterparts hereof signed by the other Party hereto.

7.7

Severability.  If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

7.8

Specific Performance.  The Parties hereto agree that the Company would suffer irreparable damage in the event any provision of this Agreement is not performed by Mr. Nemelka, Tradeco, McKinley or Mr. Helmer in accordance with the terms hereof and that the Company shall be entitled to specific performance of the terms hereof in addition to any other remedy to which it is entitled at law or in equity.

7.9

Beneficial Ownership.  For purposes of this Agreement, “beneficial ownership” shall be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

7.10

Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by an international overnight courier (providing proof of delivery) to the Parties at the respective addresses set forth on the signature page(s) hereto.

7.11

Opportunity to Hire Counsel; Role of K&L Gates LLP.  Each of Mr. Nemelka, Tradeco, McKinley and Mr. Helmer acknowledges that he or it has been advised and has been given an opportunity to hire counsel with respect to this Agreement and the transactions contemplated hereby, and each further acknowledges that the law firm of K&L Gates LLP has solely represented the Company in connection with this Agreement and the transactions contemplated hereby and no other person.

IN WITNESS WHEREOF, the Parties hereto have caused this Voting Agreement to be duly executed as of the day and year first above written.

LIQTECH INTERNATIONAL, INC.

By: _________________________________
Name: _________________________________
Title: _________________________________

Address for Notices:
LiqTech International, Inc. Industriparken 22C, DK2750 Ballerup, Denmark Attention: Finn Helmer, Chief Executive Officer FINN HELMER, an individual _________________________________ Finn Helmer

Address for Notices:
c/o LiqTech International, Inc. Industriparken 22C, DK2750 Ballerup, Denmark Attention: Finn Helmer, Chief Executive Officer DAVID NEMELKA, an individual

/s/ David N. Nemelka David Nemelka Address for Notices: 743 West 1200 North, Suite 100 Springville, Utah 84663

TRADECO, INC.

By: /s/ David N. Nemelka
Name: David N. Nemelka
Title: President

Address for Notices:
743 West 1200 North, Suite 100 Springville, Utah 84663 Attention: David Nemelka

MCKINLEY CAPITAL, INC.

By: /s/ David N. Nemelka
Name: David N. Nemelka
Title: President

Address for Notices:
743 West 1200 North, Suite 100 Springville, Utah 84663 Attention: David Nemelka